FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Intermountain Community Bancorp Reports First Quarter Earnings

Sandpoint, Idaho, April 23, 2013 - Intermountain Community Bancorp (NASDAQ - IMCB), the holding company for Panhandle State Bank, reported $1.1 million, or $0.16 per diluted share, in net income applicable to common shareholders for the first quarter 2013, as compared to net income of $910,000, or $0.14 per share, and $335,000, or $0.08 per share, in the fourth and first quarters of 2012, respectively. Lower operating expenses and loan loss provisions drove the improvements over both prior quarters and offset lower net interest income.

“These results show steady improvement in lowering credit costs and operating expenses amidst a very challenging interest rate environment," said Chief Executive Officer Curt Hecker. “Our local markets continue to improve, and we anticipate that seasonal activity will pick up over the next couple quarters," he added.

First Quarter 2013 Highlights (at or for the period ended March 31, 2013, compared to December 31, 2012, and March 31, 2012)

▪	Loan loss provision dropped to $179,000 during the first quarter, down from $619,000 and $959,000 in the fourth and first quarters of 2012, respectively, as the credit portfolio continued to improve.

▪	Operating expenses were down $493,000 from the sequential quarter and $120,000 from the first quarter last year as the Company's expense reduction initiatives continued to pay off.

▪
Interest expense continued to decline, totaling $985,000 for the first quarter, compared to $1.0 million in the fourth quarter of 2012 and $1.5 million in the first quarter of 2012. The Company's cost of interest bearing liabilities totaled 0.49% for the quarter, compared to 0.49% in the fourth quarter and 0.72% in the first quarter of 2012.

▪	Nonperforming assets (NPAs) dropped to 1.05% of total assets at March 31, 2013 from 1.18% at December 31, 2012 and 1.56% at March 31, 2012, as the Company continued to reduce problem assets.

▪	Loan delinquencies (30 days past due and over) continue to remain very low, at 0.14% of total loans compared to 0.13% in the fourth quarter and 0.19% in the first quarter of 2012.

•	The Company received GoBankingRates.com's first National Financial Institution award for its community involvement, customer service and client benefits.

Assets and Loan Portfolio Summary

Assets totaled $933.9 million at March 31, 2013, down from $972.1 million and $949.1 million at December 31, 2012 and March 31, 2012, respectively. The reduction from year-end 2012 reflects lower seasonal loan balances and the use of cash to pay down non-core liabilities, including brokered Certificates of Deposit ("CDs") and non-local secured savings accounts. The decrease from March 31, 2012 also largely reflects the use of cash to pay down non-core liabilities, including brokered CDs and Federal Home Loan Bank advances.

Net loans receivable decreased by $22.0 million during the quarter, largely as a result of seasonal factors, including pay downs on the Company's agricultural and commercial credit lines, and the payoff of one larger municipal credit. Investments available for sale increased by $2.6 million during the quarter, as the Company continued to reinvest cash into fixed income investments.

The following tables summarize the Company's loan portfolio by type and geographic region, and provide trending information over the prior year.

LOANS BY CATEGORIES
(Dollars in thousands)	3/31/2013	% of total	12/31/2012	% of total	3/31/2012	% of total
Commercial loans	$111,968	22.1%	$121,307	23.0%	$114,460	22.7%
Commercial real estate	183,796	36.3%	186,844	35.4%	172,508	34.2%
Commercial construction	8,068	1.6%	3,832	0.7%	6,405	1.3%
Land and land development	31,673	6.2%	31,278	5.9%	34,258	6.8%
Agriculture	80,854	16.0%	85,967	16.3%	75,749	15.0%
Multifamily	15,946	3.1%	16,544	3.1%	16,949	3.4%
Residential real estate	57,645	11.4%	60,020	11.3%	57,879	11.5%
Residential construction	1,318	0.3%	940	0.2%	2,554	0.5%
Consumer	8,909	1.8%	9,626	1.8%	9,866	2.0%
Municipal	6,151	1.2%	12,267	2.3%	13,369	2.6%
Total loans receivable	$506,328	100.0%	$528,625	100.0%	$503,997	100.0%
Allowance for loan losses	(7,678)		(7,943)		(11,372)
Net deferred origination costs	104		86		358
Loans receivable, net	$498,754		$520,768		$492,983

LOAN PORTFOLIO BY LOCATION March 31, 2013
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$79,554	$4,785	$9,149	$14,114	$4,366	$111,968	22.1%
Commercial real estate	122,103	11,318	9,530	18,632	22,213	183,796	36.3%
Commercial construction	3,473	—	4,085	—	510	8,068	1.6%
Land and land development	21,435	1,695	6,216	1,450	877	31,673	6.2%
Agriculture	2,387	2,396	15,054	56,561	4,456	80,854	16.0%
Multifamily	10,147	151	5,597	31	20	15,946	3.1%
Residential real estate	40,960	3,187	3,686	6,978	2,834	57,645	11.4%
Residential construction	958	—	10	350	—	1,318	0.3%
Consumer	5,202	999	480	1,978	250	8,909	1.8%
Municipal	4,784	1,367	—	—	—	6,151	1.2%
Total	$291,003	$25,898	$53,807	$100,094	$35,526	$506,328	100.0%
Percent of total loans in geographic area	57.5%	5.1%	10.6%	19.8%	7%	100.0%

Asset Quality

Nonperforming loans totaled $5.1 million at March 31, 2013, down from $6.5 million at December 31, 2012 and $8.0 million at the end of the same period last year. The allowance for loan loss coverage of non-performing loans increased to 149.5% in the first quarter, up from 121.7% at December 31, 2012 and 142.2% at March 31, 2012, respectively.

Total nonperforming assets (NPAs) were $9.8 million at quarter end, compared to $11.5 million at December 31, 2012, and $14.9 million at March 31, 2012. Troubled debt restructured loans totaled $7.8 million, up from $6.7 million at December 31, 2012 and $6.5 million at March 31, 2012.

Classified loans totaled $25.3 million at quarter end, up slightly from $24.9 million at year end and down significantly from $49.5 million at March 31, 2012. Classified loans are loans in which the Company anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

The following table summarizes nonperforming assets by type and provides trending information over the prior year.

NPA BY CATEGORY
(Dollars in thousands)	3/31/2013	% of total	12/31/2012	% of total	3/31/2012	% of total
Commercial loans	$1,573	16.0%	$4,042	35.2%	$4,040	27.2%
Commercial real estate	2,910	29.7%	1,716	14.9%	1,252	8.4%
Commercial construction	—	—%	—	—%	43	0.3%
Land and land development	4,852	49.5%	5,118	44.6%	8,262	55.7%
Agriculture	276	2.8%	98	0.9%	123	0.8%
Multifamily	—	—%	—	—%	—	—%
Residential real estate	186	1.9%	502	4.4%	1,106	7.4%
Residential construction	—	—%	—	—%	2	—%
Consumer	4	0.1%	4	—%	24	0.2%
Total NPA by Categories	$9,801	100.0%	$11,480	100.0%	$14,852	100.0%

The Company's delinquent, non-performing and classified loan totals continue to trend down from prior periods in most segments. Although land and land development loans still comprise the greatest proportion of NPA totals, the remaining exposure is substantially reduced. One large relationship continues to comprise the majority of the remaining balance in this category. Commercial real estate NPAs increased modestly in the first quarter, as one larger loan was placed in non-accrual status but is expected to be resolved in the next quarter. The majority of NPAs are in the North Idaho/Eastern Washington region, reflecting the Company's higher loan totals in these areas.

OREO balances totaled $4.7 million at March 31, 2013, compared to $5.0 million at December 31, 2012 and $6.9 million at March 31, 2012. The Company sold 3 properties totaling $656,000 in the first quarter, had net valuation adjustments of $26,000 and added 2 properties totaling $394,000. A total of 5 properties remained in the OREO portfolio at quarter end, consisting of $4.6 million in land and land development and $16,000 in commercial real estate.

Investment Portfolio, Deposit, Borrowings and Equity Summary

Investments available for sale increased by $2.6 million during the quarter, as new investment purchases were largely offset by rapid prepayments of the Company's mortgage-backed securities. The $18.5 million increase from March 31, 2012 reflects the investment of funds raised in the Company's 2012 capital offerings.

Deposits totaled $719.5 million at March 31, 2013, compared to $748.9 million at December 31, 2012 and $722.0 million at the end of the first quarter last year. The decrease from the fourth quarter reflects additional reductions in higher-cost brokered and retail CDs, the release of savings balances from the termination of a contract to maintain savings balances securing credit cards held by another company, and tax and operating payments made by clients. The table below provides information on both current composition and trends in the deposit portfolio.

DEPOSITS
(Dollars in thousands)	3/31/2013	% of total	12/31/2012	% of total	3/31/2012	% of total
Non-interest bearing demand accounts	$236,250	32.8%	$254,979	34%	$188,249	26.2%
Interest bearing demand accounts	104,294	14.5%	99,623	13.3%	—	—%
NOW	—	—%	—	—%	109,209	15.1%
Money market accounts	220,119	30.6%	213,155	28.5%	210,416	29.1%
Savings & IRA accounts	66,668	9.3%	75,788	10.1%	72,839	10.1%
Certificates of deposit (CDs)	39,087	5.4%	43,535	5.8%	55,854	7.7%
Jumbo CDs	52,898	7.4%	56,228	7.5%	57,275	7.9%
Brokered CDs	—	—%	5,200	0.7%	26,667	3.7%
CDARS CDs to local customers	151	—%	426	0.1%	1,449	0.2%
Total Deposits	$719,467	100.0%	$748,934	100.0%	$721,958	100.0%

Non-interest bearing demand deposits now comprise 32.8% of the deposit portfolio, as compared to 26.2% a year ago. Overall, low-cost transaction deposits represent 77.9% of the deposit portfolio, up from 70.3% at March 31, 2012. The Company has no remaining brokered CDs outstanding.

Stockholders' equity totaled $115.9 million at March 31, 2013, compared to $114.4 million at December 31, 2012 and $102.9 million at March 31, 2012. The increase from the sequential quarter reflects earnings and improvements in the unrealized gain on the Company's securities portfolio. The increase over last year is a result of the Company's successful rights offering, earnings improvement, and larger unrealized gains on the securities portfolio. Tangible book value per common share totaled $13.85 at March 31, 2013, compared to $13.64 at December 31, 2012 and $23.10 at March 31, 2012. The March 31, 2012 numbers have been adjusted for a 1-for-10 reverse stock split implemented by the Company in the fourth quarter of 2012.

Tangible stockholders' equity to tangible assets was 12.4%, compared to 11.8% at December 31, 2012 and 10.9% at the end of March last year. Tangible common equity to tangible assets was 9.6%, compared to 9.0% at December 31, 2012 and 5.0% at March 31, 2012.

Income Statement Summary

Net income applicable to common shareholders for the first quarter totaled $1.1 million, or $0.16 per common diluted share, compared to a net income applicable to common shareholders of $910,000, or $0.14 per common diluted share in the fourth quarter of 2012, and $335,000, or $0.08 per common diluted share in the first quarter of 2012. Per share results for March 31, 2012 have been adjusted for the impact of the 1-for-10 reverse stock split, which became effective in October, 2012.

First quarter 2013 net interest income before provision totaled $7.3 million, down from $7.6 million in both the fourth and first quarters of 2012. The decrease from both quarters reflects continued pressure on the Company's loan and investment yields, as market rates, particularly for fixed income securities, continued to trend down, and prepayments in the investment portfolio remained very high. Net interest margin declined to 3.44% from 3.53% and 3.56% in the fourth and first quarters of 2012, respectively, as decreases in the earning asset yield more than offset reductions in the cost of interest-bearing liabilities. “Mortgage application activity appeared to slow down in the first quarter, but prepayments on the Company's mortgage-backed securities remained at very high levels," said Chief Financial Officer Doug Wright.

Intermountain recorded a $179,000 provision for loan losses in the first quarter, down from the $619,000 expense recorded in the fourth quarter of 2012, and the $959,000 provision recorded in the comparable period last year. Net chargeoffs totaled $444,000 during the quarter, compared to $1.8 million in the sequential quarter and $2.3 million in the first quarter of 2012. “The lower provision and net chargeoff levels reflect the hard work performed by our team in prior years to aggressively reduce problem assets," Hecker said.

The table below provides information on other income for the current three-month period in comparison to prior periods.

Three Months Ended	3/31/2013	% of Total	12/31/2012	% of Total	3/31/2012	% of Total
	(Dollars in thousands)
Fees and service charges	$1,675	66%	$1,684	55%	$1,602	66%
Loan related fee income	567	22%	839	27%	605	24%
Net gain on sale of securities	40	2%	208	7%	585	24%
Net gain (loss) on sale of other assets	4	—%	4	—%	4	—%
Other-than-temporary credit impairment on investment securities	(42)	(2)%	—	—%	(271)	(11)%
BOLI income	84	3%	86	3%	87	4%
Hedge fair value adjustment	67	3%	(26)	(1)%	(384)	(16)%
Unexercised warrant liability fair value	56	2%	71	2%	—	—%
Other income	113	4%	204	7%	208	9%
Total	$2,564	100%	$3,070	100%	$2,436	100.0%

Other income in the first quarter was $2.6 million, down from $3.1 million in the fourth quarter of 2012 and up from $2.4 million in the same period last year. Lower mortgage origination income and security gains were the primary factors in the change from the fourth quarter, while positive fair value adjustments offset lower security gains in driving the increase over first quarter 2012 results.

The table below provides information on operating expenses for the current three-month period in comparison to prior periods.

Three Months Ended	3/31/2013	% of Total	12/31/2012	% of Total	3/31/2102	% of Total
	(Dollars in thousands)
Salaries and employee benefits	$4,175	51%	$4,181	48%	$4,136	50%
Occupancy expense	1,524	19%	1,615	20%	1,684	20%
Advertising	114	1%	174	2%	112	1%
Fees and service charges	617	8%	620	7%	622	7%
Printing, postage and supplies	217	3%	208	2%	300	4%
Legal and accounting	340	4%	483	6%	350	5%
FDIC assessment	186	2%	97	1%	313	4%
OREO operations	111	1%	390	4%	104	1%
Other expense	894	11%	903	10%	677	8%
Total	$8,178	100%	$8,671	100%	$8,298	100%

Operating expenses totaled $8.2 million in the first quarter of 2013, compared to $8.7 million in the sequential quarter and $8.3 million in the first quarter of last year. Decreases in occupancy, advertising, legal, and OREO expenses offset higher operating losses and FDIC assessment expenses from the fourth quarter, 2012. The lower fourth quarter FDIC assessment expense reflected adjustments made to revise prior quarters' estimated expense. The drop in operating expenses from the first quarter of last year primarily reflects reductions in occupancy, printing, and FDIC assessments, which offset higher operating losses. “While some expense categories have now stabilized after significant decreases in the past couple years, we are implementing additional cost reduction plans in other areas, including data processing and occupancy expense," said Wright. "We expect that these new efforts will result in additional cost savings in future periods."

The Company did not record any income tax provision or benefit during the quarter as it offset taxable income with net operating losses that it has carried forward from prior years. The Company maintains an $8.1 million tax valuation allowance, resulting in a net deferred tax asset of $12.1 million.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the NASDAQ, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; declines in the housing and real estate market; increases in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)
	3/31/2013	12/31/2012	3/31/2012
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$45,897	$53,403	$76,316
Non-interest bearing and vault	4,074	13,536	4,408
Restricted cash	12,279	13,146	12,561
Available-for-sale securities, at fair value	282,769	280,169	264,313
Held-to-maturity securities, at amortized cost	14,795	14,826	15,024
Federal Home Loan Bank of Seattle stock, at cost	2,249	2,269	2,310
Loans held for sale	2,023	1,684	4,172
Loans receivable, net	498,754	520,768	492,983
Accrued interest receivable	4,051	4,320	4,108
Office properties and equipment, net	35,231	35,453	37,155
Bank-owned life insurance	9,556	9,472	9,214
Other real estate owned (“OREO”)	4,664	4,951	6,852
Prepaid expenses and other assets	17,538	18,142	19,715
Total assets	$933,880	$972,139	$949,131

LIABILITIES
Deposits	$719,467	$748,934	$721,958
Securities sold subject to repurchase agreements	66,157	76,738	63,635
Advances from Federal Home Loan Bank	4,000	4,000	29,000
Unexercised stock warrant liability	772	828	1,007
Cashier checks issued and payable	2,767	2,024	355
Accrued interest payable	337	1,185	1,821
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	7,942	7,469	11,879
Total liabilities	817,969	857,705	846,182

STOCKHOLDERS' EQUITY
Common stock - voting shares	96,358	96,368	91,511
Common stock - non-voting shares	31,941	31,941	—
Preferred stock, Series A	26,648	26,527	26,241
Preferred stock, Series B	—	—	28,735
Accumulated other comprehensive income (1)	3,829	3,529	2,064
Accumulated deficit	(42,865)	(43,931)	(45,602)
Total stockholders' equity	115,911	114,434	102,949
Total liabilities and stockholders' equity	$933,880	$972,139	$949,131

Book value per common share, excluding preferred stock	$13.85	$13.64	$23.10
Tangible book value per common share, excluding preferred stock (2)	$13.85	$13.63	$23.02
Shares outstanding at end of period (3)	6,443,294	6,442,820	2,077,021
Stockholders' Equity to Total Assets	12.41%	11.77%	10.85%
Tangible Common Equity to Tangible Assets	9.55%	9.04%	5.04%

(1) Net of deferred income taxes.
(2) Amount represents common stockholders' equity less other intangible assets divided by total common shares outstanding.
(3) Share numbers for March 31, 2012 have been adjusted to reflect the impact of a 1-for-10 reverse stock split, effective, October 5, 2012.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	3/31/2013	12/31/2012	3/31/2012
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$6,710	$6,906	$7,071
Investments	1,593	1,689	2,049
Total interest income	8,303	8,595	9,120
Interest expense:
Deposits	561	700	822
Borrowings	424	312	676
Total interest expense	985	1,012	1,498
Net interest income	7,318	7,583	7,622
Provision for losses on loans	(179)	(619)	(959)
Net interest income after provision for losses on loans	7,139	6,964	6,663
Other income (expense):
Fees and service charges	1,675	1,684	1,602
Loan related fee income	567	839	605
Net gain on sale of securities	40	208	585
Net gain on sale of other assets	4	4	4
Other-than-temporary impairment on investments	(42)	—	(271)
Bank-owned life insurance	84	86	87
Fair value adjustment on cash flow hedge	67	(26)	(384)
Unexercised warrant liability fair value adjustment	56	71	—
Other income	113	204	208
Total other income, net	2,564	3,070	2,436
Operating expenses:
Salaries and employee benefits	4,175	4,181	4,136
Occupancy expense	1,524	1,615	1,684
FDIC assessment	186	97	313
OREO operations	111	390	104
Other expenses	2,182	2,388	2,061
Total operating expenses	8,178	8,671	8,298
Income before income tax benefit	1,525	1,363	801
Income tax benefit	—	8	—
Net income	1,525	1,371	801
Preferred stock dividend	458	461	466
Net Income applicable to common stockholders	$1,067	$910	$335
Income per share - basic (1)	0.17	0.14	0.08
Income per share - diluted (1)	0.16	0.14	0.08
Weighted-average common shares outstanding - basic (1)	6,442,988	6,442,729	4,427,831
Weighted-average common shares outstanding - diluted (1)	6,480,024	6,470,944	4,442,673

(1) Share numbers for March 31, 2012 have been adjusted to reflect the impact of a 1-for-10 reverse stock split, effective, October 5, 2012.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended
	3/31/2013	12/31/2012	3/31/2012
Net Interest Spread:
Yield on Loan Portfolio	5.25%	5.28%	5.57%
Yield on Investments & Cash	1.87%	2.01%	2.35%
Yield on Interest-Earning Assets	3.90%	4.00%	4.26%

Cost of Deposits	0.32%	0.38%	0.45%
Cost of Advances	3.14%	3.08%	2.21%
Cost of Borrowings	1.70%	1.50%	2.39%
Cost of Interest-Bearing Liabilities	0.49%	0.49%	0.72%
Net Interest Spread	3.41%	3.50%	3.54%

Net Interest Margin	3.44%	3.53%	3.56%

Performance Ratios:
Return on Average Assets	0.65%	0.57%	0.34%
Return on Average Common Stockholders' Equity	4.88%	4.14%	3.23%
Return on Average Common Tangible Equity (1)	4.89%	4.14%	3.24%
Operating Efficiency	82.76%	81.39%	82.50%
Noninterest Expense to Average Assets	3.48%	3.60%	3.53%

(1) Average common tangible equity is average common stockholders' equity less average other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	3/31/2013	12/31/2012	3/31/2012
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (QTD Annualized)	0.35%	1.37%	1.84%
Loan Loss Allowance to Total Loans	1.52%	1.50%	2.25%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$—
Nonaccrual Loans	5,137	6,529	8,000
Total Nonperforming Loans	5,137	6,529	8,000
OREO	4,664	4,951	6,852
Total Nonperforming Assets (“NPA”)	$9,801	$11,480	$14,852

Troubled Debt Restructured Loans	7,827	6,719	6,462
NPA to Total Assets	1.05%	1.18%	1.56%
NPA to Net Loans Receivable	1.97%	2.20%	3.01%
NPA to Estimated Risk Based Capital	7.90%	9.25%	12.76%
NPA to Tangible Equity + Allowance for Loan Loss	7.93%	9.39%	13.01%
Loan Delinquency Ratio (30 days and over)	0.14%	0.13%	0.19%

	3/31/2013	12/31/2012	3/31/2012
Allowance for Loan Loss by Loan Type	(Dollars in thousands)
Commercial loans	$1,763	$2,156	$2,577
Commercial real estate loans	2,814	2,762	3,953
Commercial construction loans	217	101	474
Land and land development loans	1,210	1,197	2,210
Agriculture loans	241	228	138
Multifamily loans	55	51	77
Residential real estate loans	1,103	1,144	1,575
Residential construction loans	35	24	62
Consumer loans	206	202	258
Municipal loans	34	78	48
Totals	$7,678	$7,943	$11,372

Regulatory Capital (Estimated)
Total capital (to risk-weighted assets):
The Company	21.44%	20.51%	19.53%
Panhandle State Bank	20.08%	19.07%	19.00%
Tier 1 capital (to risk-weighted assets):
The Company	20.19%	19.26%	18.28%
Panhandle State Bank	18.83%	17.82%	17.75%
Tier 1 capital (to average assets):
The Company	12.58%	12.54%	11.48%
Panhandle State Bank	11.74%	11.60%	11.28%